SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 2, 2004

Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.
(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania (Address of principal executive of offices)	15601-1689 (Zip code)

Registrants telephone number including area code:   (724) 837-3000

N/A
(Former Name or former address if changed since last report)

Item 9.	Regulation FD Disclosure

     Allegheny Energy, Inc. (“Allegheny”) has provided the following updated information about the outages at its Hatfield’s Ferry and Pleasants Power Stations.

     On November 3, 2003, a fire occurred in the 570-megawatt (MW) Unit No. 2 at the Hatfield’s Ferry Power Station, located near Masontown, Pa. The fire caused significant damage to the generator, turbine and associated equipment. Hatfield’s Ferry Unit No. 2 returned to service on June 27, 2004. Allegheny estimates that the total costs associated with the Hatfield’s Ferry outage are approximately $75 to $80 million, consisting primarily of lost revenues (net of fuel cost savings) and repair and replacement costs (net of anticipated insurance proceeds). This represents an increase of approximately $35 to $40 million over our initial estimates, primarily due to unanticipated delays in the unit’s return to service and higher than anticipated purchase prices for replacement power. Approximately $57 to $62 million of the total costs will be reflected in the results of Allegheny Energy Supply Company, LLC and the balance will be reflected in the results of Monongahela Power Company.

     A generator failure occurred on February 9, 2004, in the 650-MW Unit No. 1 at the Pleasants Power Station, located in St. Marys, W.Va. The failure damaged the generator and associated equipment. Pleasants Unit No. 1 returned to service on June 11, 2004. As previously disclosed, Allegheny estimates that the total costs associated with the Pleasants outage are approximately $40 to $45 million, consisting primarily of lost revenues (net of fuel cost savings) and repair and replacement costs (net of anticipated insurance proceeds). Of this amount, approximately $30 to $35 million will be reflected in the results of Allegheny Energy Supply Company, LLC and the balance will be reflected in the results of Monongahela Power Company.

     The information included in this Current Report is based on current assumptions and estimates. Accordingly, actual results may vary and such variations may be material.

     The information contained in Item 9 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information contained in Item 9 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2004	ALLEGHENY ENERGY, INC. By: /s/ DAVID B. HERTZOG Name: David B. Hertzog Title: Vice President and General Counsel